Exhibit 99.2

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

C O R P O R A T E   P A R T I C I P A N T S

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Nicole, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation fourth quarter and fiscal year 2020 earnings conference call. (Operator Instructions)

It is now my pleasure to hand the conference over to Mr. Palash. You may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Perfect. Thank you, Nicole. Good morning, and thank you all for participating on Optical Cable Corporation's fourth quarter and fiscal year 2020 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2020 in some additional detail.

After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Faced with significant headwinds in 2020, the OCC team demonstrated strength and resiliency, focusing on what we could control to drive cost reductions, efficiency improvements and enhanced production throughput, particularly at our Roanoke production facility. While this past year was challenging, the actions we took to mitigate the impact of COVID-19, strengthen our financial position, serve customers and protect the business have OCC positioned to grow and build on our strong market positioning as we anticipate business conditions normalizing in the year ahead.

We've all heard the “un-“ words this past year.  Words extensively used, and overused, to describe the COVID pandemic and its impact on economies and families. Words like unprecedented, uncertain, unchartered, unusual and unimaginable to name a few. But despite the significant and persistent disruption and challenges caused by COVID-19, the negative impact on OCC's financial results during fiscal year 2020 and the more than justifiable reasons to use such words, I did not hear those words used by the OCC team. Rather, the OCC team demonstrated strength, dedication, flexibility and creative problem-solving in their words, attitude and actions.

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

We've maintained our regular work schedule at all three of our manufacturing facilities during fiscal year 2020, consistent with the directives by the U.S. Department of Defense and the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency.

Throughout the pandemic, our first priority has been to protect OCC team members. We implemented safety programs and protocols at each of our facilities as well as travel and visitor restrictions to mitigate the spread of the virus, consistent with U.S. federal and state directives.

I'm incredibly grateful to the OCC team and their dedication and tireless efforts throughout this past year. It was the team's perseverance and hard work that enabled OCC to provide the uninterrupted supply of our mission-critical products and solutions to our customers and end-users, including our country's military and those on the front line against COVID-19, like healthcare facilities and hospitals, test centers and laboratories. My sincere thank you to the OCC team and their families.

From a results perspective, we believe the COVID-19 pandemic impacted OCC's revenues, production and operations, and finances in fiscal year 2020. Net sales for fiscal year 2020 were down 22.5% compared to fiscal year 2019, as the COVID-19 pandemic negatively impacted most of our markets, some more than others. Our specialty markets were most significantly impacted, with net sales declining 30% compared to the prior year.

Net sales in our enterprise markets decreased 11.4% in fiscal year 2020 compared to the prior year. Additionally, larger projects were most affected as customers and end-users delayed major expenditures while OCC sales, business development and marketing initiatives helped to mitigate the impact on other orders.

While fiscal year 2020 was challenging, we took proactive and aggressive actions to mitigate the impacts of the pandemic and position OCC for future growth and value creation. First, we implemented manufacturing improvements. We preserved the significant improvements to manufacturing throughput, efficiency and flexibility, specifically in our Roanoke facility, achieved as a result of our production process and operating improvement initiatives begun during fiscal year 2019.  We also continue to execute on new initiatives to further improve manufacturing throughput and efficiency. As a result, during each of the second, third and fourth quarters of fiscal year 2020, we delivered gross profit margins between 25.5% and 30.3%, the latter achieved in the fourth quarter.

Second, we took action to reduce costs and operate efficiently. While we took steps to preserve jobs and protect employees, we also reduced some headcount and implemented other cost saving initiatives that contributed to the decrease in SG&A expenses by 17.9% or $4.2 million when compared to fiscal year 2019.

Third, we successfully strengthened our financial position and increased our financial flexibility by entering into a new revolving credit facility for the Company's working capital needs in July 2020. We also closed on a $5 million Small Business Administration Payroll Protection Program loan in April of 2020, which enabled us to maintain employee headcount levels and service critical infrastructure customers, while avoiding the need to significantly curtail our operational readiness.

Finally, we moved ahead with new and existing strategic initiatives designed to capture growth opportunities and increase revenues in our targeted markets as the pandemic wanes. We made significant progress with a number of sales, business development and marketing initiatives, which we believe will contribute to improved revenue post-pandemic. Given our actions in each of these areas during fiscal year 2020, we are confident that OCC is well-positioned for the future.

Looking ahead, Optical Cable Corporation remains uniquely positioned in the fiber optic and copper cabling and connectivity industry. We have differentiated core strength and capabilities that enable OCC to successfully compete against much larger competitors, often different competitors in OCC's different targeted markets. We do this by offering top-tier products and application solutions.

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

In addition, OCC benefits from our operating leverage. Many of the costs we incur to maintain and build our strengths and capabilities, plus other costs like our public company costs, are fixed. As a result, as OCC grows net sales, gross profit and profitability tend to increase at a faster rate than the rate of the increase in net sales. This is because fixed production costs and SG&A expenses remain relatively stable, but are spread over higher net sales levels, creating operating leverage for OCC. Similarly, when revenues decline, gross profit and profitability tend to decrease at a faster rate.

As we begin fiscal year 2021, we anticipate a return to normalcy on the horizon, with the impact of the pandemic on the global economy and our markets receding. And as it does, hopefully, later this year, we believe we will see greater revenue opportunities with an expectation that our various target markets may improve at different rates. But we're not waiting for this to happen, rather, we're taking the opportunity to take actions to strengthen, improve and control what we can control. We will continue to aggressively execute our strategic initiatives to best position OCC to take advantage of recoveries in our targeted markets as they occur.

Initiatives to achieve top-line sales growth continue to be our highest priority, using OCC's operating leverage to benefit our bottom line. And our production improvement initiatives are intended to build on the accomplishments to date in order to further enhance the throughput and efficiency of our manufacturing operations. Moreover, our other cost control efforts continue as well, including a focus on SG&A expenses.

Our strategy is designed to enable us to operate as efficiently as possible in the current business environment, while continuing to provide the exceptional service our customers have come to expect, and positioning OCC to deliver long-term shareholder value. We appreciate the opportunity to meet the evolving needs of our customers, installers, specifiers and end-users, and are proud to provide OCC's top-tier solutions, products and application and technical expertise to those targeted audiences.

We believe our business is resilient, strong and well-positioned in our markets as we begin this new fiscal year. And we are excited about capitalizing on the opportunities before us and on greater opportunities as markets improve.

And with that, I'll turn the call over to Tracy Smith, who will review in additional detail our fourth quarter and fiscal year 2020 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for fiscal 2020 were $55.3 million, a decrease of 22.5% compared to net sales of $71.3 million for fiscal 2019. Consolidated net sales for the fourth quarter of fiscal 2020 were $13.9 million, a decrease of 23.9% compared to net sales of $18.2 million for the same period last year. Sequentially, net sales in the fourth quarter of fiscal 2020 increased 1.8% compared to net sales in the third quarter of fiscal 2020.

We believe net sales during the fourth quarter and fiscal year 2020 were negatively impacted by the COVID-19 pandemic which ceased or significantly reduced operations of many businesses, including OCC customers and suppliers. Additionally, contributing to the decrease in net sales during fiscal 2020 was the fact that we fulfilled a number of large orders from one customer in the wireless carrier market in fiscal 2019 that did not recur at the same levels in fiscal 2020. Net sales to this customer decreased $6.1 million in fiscal 2020. Historically, net sales to this customer have been volatile from quarter to quarter and from year  to year.

Turning to gross profit. Gross profit was $14.1 million in fiscal 2020 compared to $18.3 million in fiscal 2019. Gross profit margin, or gross profit as a percentage of net sales, was 25.5% in fiscal 2020 compared to 25.7% in fiscal 2019. Gross profit was $4.2 million in the fourth quarter of fiscal 2020 compared to $4.9 million in the fourth quarter of fiscal 2019. Gross profit margin was 30.3% in the fourth quarter of fiscal 2020 compared to 27.1% in the fourth quarter of fiscal 2019. Sequentially, gross profit in the fourth quarter of fiscal 2020 increased 21.3% compared to gross profit in the third quarter of fiscal 2020.

Gross profit margins tend to be higher when the Company achieves higher net sales levels as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, was the primary factor putting downward pressure on gross profit margin during fiscal year 2020 as fixed costs were spread over lower sales, offsetting cost reductions and significant production throughput and efficiency improvements achieved principally in the Company's Roanoke production facility.

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

SG&A expenses decreased approximately $4.2 million, or 17.9%, to $19.2 million during fiscal 2020 compared to $23.4 million last year. SG&A expenses as a percentage of net sales were 34.8% in fiscal 2020 compared to 32.9% in fiscal 2019. SG&A expenses decreased approximately $1.2 million or 21.1% to $4.3 million during the fourth quarter of fiscal 2020 compared to $5.5 million for the same period last year. SG&A expenses as a percentage of net sales were 31% in the fourth quarter of fiscal 2020 compared to 29.9% in the fourth quarter of fiscal 2019. Sequentially, SG&A decreased 5.4% during the fourth quarter of fiscal 2020 compared to the third quarter of fiscal 2020.

The decrease in SG&A expenses during fiscal year 2020 compared to last year was primarily the result of decreases in employee-related costs, including employee incentives and commissions, and net reductions in other SG&A expenses such as shipping costs, travel expenses and marketing expenses due to the impacts of COVID-19. These decreases were partially offset by an increase in bad debt expense due to concerns about collectability of certain customer accounts during this unprecedented pandemic environment.

OCC recorded a net loss of $6.1 million, or $0.83 per basic and diluted share, for fiscal 2020 compared to a net loss of $5.7 million, or $0.77 per basic and diluted share, for fiscal 2019. OCC recorded a net loss of $406,000, or $0.06 per basic and diluted share, for the fourth quarter of fiscal 2020 compared to a net loss of $657,000, or $0.09 per basic and diluted share, for the fourth quarter of fiscal 2019.

As previously disclosed, during fiscal year 2020, OCC's Revolving Credit Note with Pinnacle Bank was terminated, and we entered into a Loan and Security Agreement with North Mill Capital. As part of the refinancing transaction, OCC also entered into a Revolving Credit Master Promissory Note with North Mill that provides up to a maximum aggregate principal amount of $18 million, with availability based on a working capital borrowing base calculation.

During fiscal year 2020, OCC closed on a $5 million Small Business Administration Payroll Protection Program loan made necessary by the significant negative impact of the COVID-19 pandemic on the Company's sales and operations. As a result of this PPP Loan, OCC was able to maintain employee headcount levels and its ability to service critical infrastructure customers while avoiding the need to significantly curtail its operational readiness. Notably, the U.S. Military is a key customer of OCC, and net sales to the Company's U.S. military customers increased during fiscal year 2020. All proceeds of the PPP Loan were used for permitted expenses, primarily payroll expenses, and consistent with the current Small Business Administration guidelines, at this time, the Company believes this PPP Loan ultimately will be fully forgiven.

As of October 31, 2020, we had outstanding borrowings of $5 million on our revolving credit note and $1.6 million in available credit. We also had outstanding loan balances of $5.2 million under our real estate term loans and $5 million on our PPP Loan.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions, we're happy to answer them.

Nicole, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) We show no audio questions at this time. I'll hand it back to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Nicole. Aaron, I know we've had some questions submitted by individual investors before the call today. If you could go through those with us, we're happy to answer those questions.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. The first one, why did your revenue to the wireless carrier market go down as much as it did in recent times? And do you see any real improvement in the foreseeable future? Was the decline due to product obsolescence or due to pricing pressures?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, OCC sells into the wireless carrier market but predominantly with one partner, so at least that's the largest partner. And that partner has been impacted this last year by both COVID and other market forces that they've been experiencing, and that's impacted OCC. We are working towards and have been for a while, making inroads with other paths to this market. And we believe that these actions will benefit OCC over the longer term.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. The next question, does 5G require fiber optic cable and connectors? How is OCC now participating in this market? And is OCC positioned to grow importantly with the expansion of 5G?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

So yes, 5G does require the types of fiber optic cables and connectors that are in our portfolio. We are participating in this market. We, as I mentioned before, are working primarily with one partner, but we are taking efforts to expand that focus, we have been for a while, and are starting to see some results of that -- those efforts to expand our presence in the market, and we're looking forward to that.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Which firms might you be competing with in the 5G market? And do you have any advantages over your competitors?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. 5G market is -- as part of the wireless carrier market, it has a lot of similarities to the long-haul telco market, or the telecommunications, telephone company market. And as such, we are competing against the largest names in our industry in those markets. One of our advantages, as a smaller company, is we have the ability to quickly turn new designs and to meet evolving customer needs in the wireless carrier market and have done that in the past and expect to do that in the future.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Could you elaborate a bit on the steps being taken to accelerate business development and sales growth?

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. So when we saw the impact from what was going on in the economy and COVID-19 on the macroeconomic conditions in 2020, we didn't just sit back and wait to see -- wait for it to see when the market was going to improve. Rather, what we did was took the opportunity to revisit our business processes and tools, particularly on the sales, business development and marketing side. And we've made a number of changes that we believe that will generate new business particularly as the effects of COVID start to wane and our markets start to recover.

And again, as I've said before, our markets have been impacted more or less in different ways during this time. And so we are addressing those markets accordingly because of that.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Next question. You appear to have a very large product portfolio, might you be giving thoughts to reducing your low-volume or low-margin items to concentrate the Company's efforts on OCC's higher volume and more profitable offerings?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

So OCC competes in a number of different markets, including some specialty markets. Some of those tend to be more profitable, but are also susceptible to macroeconomic conditions or other changes in those industries. But in many of these markets, we believe we are one of the top two players. And so while we do have a broad market offering, that enables us to be able to maintain the size that we are at and also grow in those markets that we have a competitive advantage in.

We do look at our product offering from time to time. And we also believe that if we reduced our scope of our product offering and try to narrow it to a more generic product offering then what we would be doing is ending up competing more on price. And we believe one of our competitive advantages is to not just compete on price but also on product performance and differentiating our products from what other competitors are providing.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Has China been a major competitor to OCC? And has there been much pressure on pricing?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, typically, we do not see significant competition from Chinese manufacturers. There's always -- price is always a consideration, particularly when macroeconomic conditions are not as strong, but we try not to just compete on price, but focus on our differentiated product offerings. We are cognizant of pricing pressures, and we do make adjustments from time to time as necessary to best position ourselves in our markets.

We also try to take the time to educate our customers and make sure we understand what needs they have so that our solutions are designed to satisfy those needs. And in some cases, that requires a more expensive product than a competitor might be offering.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Have you been seeing any increased desire for U.S. sourcing in your product area?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Generally, the answer is yes. And obviously, we're proud to be an American manufacturer and to be able to meet these needs when they're required. Those requests come from various different customer types and I won't go into a lot of details there, but generally, the answer is yes.

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. For OCC, do you anticipate a Biden presidency will be better or worse than a Trump presidency?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I love this question, Aaron. OCC considers ourselves very apolitical. And we've been around for 37 years now and continue to have great relationships with both Democrats and Republicans, both at the state level and also with our national representatives. And we obviously try to be a critical supplier to the armed forces and other government agencies, and we continue to look forward to supporting our customers during president-elect Biden's administration.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. And can you walk us through where we can see the impacts of your PPP loan on the recent quarterly income statement and balance sheet? If fully forgiven, how will you treat the PPP forgiveness from an accounting standpoint?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. I'll have Tracy handle that question.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Sure. Okay. So the outstanding principal balance of the PPP loan is included in current and noncurrent liabilities on separate line items of the balance sheet. So you'll be able to see that clearly on our Form 10-K, which is planned to be filed later today on the balance sheet in the annual report. Additionally, we've been accruing interest at 1% since inception, which is included in the interest expense line item on our income statement and in the accounts payable and accrued expenses line item on our balance sheet.

As far as the accounting treatment when forgiven, we expect to recognize revenue, and that would show up on the income statement. As a result, also the amount of debt on the balance sheet would be reduced. Of course, as has been the case so far with PPP and the many changes that have been occurring, we are going to continue monitoring any changes to the accounting treatment that may be required if changes occur.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. And this one is likely also for Tracy. How much borrowing did you have at the end of the quarter? And also today, on your North Mill note, what was the availability? At the end of the quarter, you only had $141,000 in cash. Does your cash level reflect the ease of drawing additional funds against your note?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

As I mentioned earlier, the balance on the revolver at October 31st was $5 million. And with this revolver, we borrow as needed, and cash receipts are swept daily to pay down the revolver balance. So this enables us to have less borrowing on the line, but it also means less cash on the financial statements. And it is fairly easy for us to draw additional funds from the note. We complete a borrowing base certificate, and that's how that occurs.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. That was the final question.

Transcript: OCC –Q4 2020 Earnings Conference Call - 12/21/20 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, thank you, Aaron, and thank you, Tracy. Since there's no further questions, I would like to thank everyone for listening to our fourth quarter and fiscal year 2020 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation.

I hope everyone continues to be safe, and wish you all happy holidays to both you and your families. Thank you.

Operator

This does conclude today's conference call. We thank you for your participation and ask that you please disconnect your lines.